Exhibit 99.4

BUSINESS

Overview

We are a recognized leader in the discovery and development of humanized monoclonal antibodies for the treatment of disease. Our patented antibody humanization technology is applied to promising mouse antibodies. By making certain modifications to the mouse antibody that make it more like a human antibody, our technology enhances the utility of such antibodies, while retaining their biological activity, for human therapeutic use. We believe our technology for the creation of humanized therapeutic monoclonal antibodies is the most widely validated in our industry. As of December 31, 2004, a total of eight marketed products were licensed under our humanization patents and we are aware of more than 40 humanized antibodies in clinical stage development worldwide by various pharmaceutical and biotechnology companies, of which a large number may be covered under our patent agreements.

By adding marketed products and sales and distribution capabilities to our antibody development and humanization technology platform, the ESP Pharma acquisition is intended to establish PDL as a fully integrated, commercial biopharmaceutical company with best-in-class marketed products, a growing and diverse revenue base and a broad, proprietary pipeline. The transaction is anticipated to close late in the first quarter of 2005. Assuming the closing of the acquisition by this anticipated date, we believe that we would be able to achieve positive cash flow from operations on a quarterly basis, beginning in the second half of 2006 based upon revenues consisting of royalties, license and other income and product sales.

Since our founding in 1986, we have actively licensed our antibody humanization technology to, and performed humanization services for, pharmaceutical and biotechnology partners. To date, we have entered into numerous patent licensing agreements, and the resulting fees, milestones and related royalty revenues currently are the primary source of our revenues. For the nine month period ended September 30, 2004, we recognized total royalties of approximately $63.9 million on seven licensed antibody products. Licensed antibody products for which we have recognized revenue in 2004 include Zenapax, Mylotarg, Synagis, Herceptin, Avastin, Raptiva and Xolair. Zenapax, Mylotarg and Synagis are marketed by Roche, Wyeth, and MedImmune, respectively, and Herceptin, Avastin, Raptiva and Xolair are marketed by Genentech and Genentech’s partners. Genentech exercised licenses for its Raptiva and Avastin antibody products, which were approved by the FDA in October 2003 and February 2004, respectively. As royalty revenue is recognized one quarter following the quarter in which sales occurred, we began to receive royalties on sales of Raptiva beginning in the first quarter of 2004 and on sales of Avastin in the second quarter of 2004. In addition, the FDA approved Tysabri antibody product from Elan/Biogen Idec in the fourth quarter of 2004. Tysabri is licensed under PDL’s humanization patents and we expect to begin to receive royalties on sales of that humanized antibody product in the first quarter of 2005.

We are leveraging our expertise in antibody humanization to become a fully integrated biopharmaceutical company that creates, develops, manufactures and in North America, markets proprietary biopharmaceutical products. Toward that end, we currently have four antibodies in clinical development for various disease indications, with a near-term emphasis on autoimmune and inflammatory diseases and cancer, specifically inflammatory bowel disease, asthma and solid tumors. For each product in clinical development, we conduct multiple activities, including preclinical studies, process development and antibody manufacturing at our facilities in Fremont, California and at Plymouth and Brooklyn Park, Minnesota. Revenues generated by our licensing activities and related royalties have contributed to our ability to significantly offset internal development costs associated with developing our proprietary antibody product candidates.

Based on the strength of our proprietary platform, the number of antibody programs we have in development and the flexibility provided by our current financial position, our goal for our existing pipeline is to launch our first PDL-developed proprietary antibody product into the North American market by the end of 2007. We believe that our ability to achieve positive cash flow from operations based upon revenues consisting of royalties, license and other income and product sales would be accelerated by the acquisition of ESP Pharma. Accordingly, our ability to achieve a cash-flow positive position based on our proprietary products is anticipated to be accelerated to 2007, provided the ESP Pharma transaction is completed successfully.

PDL Products in Clinical Stage Development

The following table summarizes the potential therapeutic applications and development status for our clinical development programs. Not all clinical trials for each program are listed. The development and commercialization of our product candidates are subject to numerous risks and uncertainties, as noted in our “Risk Factors.”

Antibody Product	Indication(s)	Status
Nuvion (visilizumab, anti-CD3)	Intravenous steroid-refractory ulcerative colitis	Phase I/II
Zenapax (daclizumab, anti-IL-2 receptor)	Prevention of acute kidney transplant rejection	Marketed/Roche
	Asthma	Phase II
M200 (volociximab, anti-α5β1 integrin)	Advanced solid tumors	Phase II
HuZAF (fontolizumab, anti-gamma-interferon)	Crohn’s disease	Phase II

Nuvion (visilizumab, anti-CD3).  Nuvion is in a Phase I/II clinical study in patients with intravenous steroid-refractory ulcerative colitis. This humanized non-FcR binding monoclonal antibody is directed at the CD3 antigen on activated T cells. Increasing evidence implicates T lymphocytes as the primary immune cells mediating the induction and progression of inflammatory bowel disease. While the mechanism of action of Nuvion in ulcerative colitis is still being characterized in ongoing studies, early research has demonstrated that Nuvion induces selective programmed cell death of activated, but not resting T cells in vitro, which may provide therapeutic benefit in ulcerative colitis.

Nuvion is being evaluated in patients with ulcerative colitis that is refractory to treatment with intravenous steroids. This refractory patient population has no approved medical alternatives and generally requires surgery. We have completed a 32-patient Phase I clinical trial in which patients received one intravenous injection of Nuvion on two consecutive days. The two dose cohorts tested were at 15 and 10 µg/kg. In the 15 µg/kg dose cohort, all 8 patients achieved remission. At the 10 µg/kg dose level, 19 of 24 patients responded and 13 achieved remission. The antibody was demonstrated an appropriate safety profile for these patients for whom there are no approved medical treatments.

Because we saw a strong signal of activity in the Phase I study, PDL initiated a Phase I/II trial of Nuvion in this patient population to more fully explore lower doses. In the Phase I dose-ranging portion of this Phase I/II study, we are exploring four dose levels, from 5 µg/kg to 12.5 µg/kg given intravenously on days 1 and 2 as a bolus injection. This study has enrolled patients with Epstein-Barr virus levels up to 5,000 copies/ml and has an exploratory provision for re-treatment of patients who have an initial response, but relapse within one year.

Interim findings from the Phase I portion of this study were presented at the United European Gastroenterology Week meeting in Prague in September 2004. We have now seen clinical responses at all dose levels tested to date, although we did not see significant differences in safety or activity among the lower doses being studied in the current trial.

In each of the studies reported to date, the most common adverse events have been associated with the cytokine release syndrome, which generally consists of flu-like symptoms and is typically characterized by fatigue, nausea, chills and headache. The symptoms were generally transient in nature, were seen less frequently following the second day of treatment and were typically resolved within 24 hours following the second treatment. In addition, Nuvion administration results in transient depletion of T-cells and frequently a corresponding transient rise in EBV titers. To date, there have not been obvious clinical signs or symptoms associated with these laboratory abnormalities in ulcerative colitis patients, although an increased rate of infection and/or lymphproliferative disease is a theoretical possibility. Nuvion administration also results in the generation of antibodies, including neutralizing antibodies in some patients. Rare allergic reactions have also been associated with Nuvion administration.

We have received Fast Track status from the FDA for the investigation of Nuvion in patients with intravenous steroid-refractory ulcerative colitis, which is the first PDL program to receive such designation.

We currently plan to conduct a Nuvion end-of-Phase I meeting with the FDA late in the first quarter of 2005. We anticipate that the future registration pathway will be based on the Special Protocol Assessment process. If our discussions with the FDA are successful, we expect to seek approval to initiate Phase III studies by the fourth quarter of 2005 in the intravenous steroid-refractory ulcerative colitis setting.

Daclizumab (Zenapax, anti-IL-2 receptor).  The FDA approved daclizumab in December 1997 for the prevention of acute kidney transplant rejection, making it the first humanized antibody to be approved anywhere in the world. It has since been approved in Europe and a number of other countries. Our licensee, Roche, sells daclizumab under the brand name Zenapax in the United States, Europe and other territories for the kidney transplant indication and we receive royalties on Zenapax sales.

Effective October 2003, we paid $80 million in cash for return of exclusive rights to daclizumab in indications other than transplantation. Under the transfer agreement, PDL is to assume manufacturing responsibility for Zenapax. PDL is undertaking strategies to facilitate future Zenapax manufacture, and these strategies are subject to certain technical and regulatory risks which may impact timing of the manufacturing transfer. In connection with this arrangement, Roche has the right to put these transplant indications as early as 2005 upon six months prior written notice to us. If Roche does not exercise its put right, we have the right to acquire these transplant indications, which right is exercisable beginning in the second quarter of 2006 and effective no earlier than six months following the date of notice of the exercise but no later than July 1, 2007. To effectuate the transfer of Zenapax in the transplantation indications, we will pay an additional exercise fee to Roche based on the average annual gross sales of Zenapax during the period from January 1, 2004, through either the calendar quarter prior to the date we exercise our option, or Roche’s notice of its decision to transfer the rights to us prior to our exercise date. If we do not receive transplantation rights, we would pay royalties to Roche on any sales in all diseases other than transplantation, and we would continue to receive royalties on sales of Zenapax in transplantation.

In September 2004, we entered into an agreement with Roche for the joint development and commercialization of daclizumab for the treatment of asthma and other respiratory diseases. Under the terms of this agreement, we received a $17.5 million upfront payment and may receive up to $187.5 million in milestone payments for successful further development and commercialization of daclizumab. This agreement provides that Roche and PDL will globally co-develop daclizumab in asthma, equally share development expenses and co-promote the product in the United States. Outside the United States, PDL will receive royalties on net sales of the product in asthma and related respiratory diseases.

Daclizumab binds to the IL-2 receptor on immune system cells known as T cells. IL-2 is a cytokine, one of the substances released by cells as part of the normal immune response as well as in certain autoimmune diseases and often following organ transplants. IL-2 stimulates T cells to divide and participate in an immune response. Daclizumab blocks the binding of IL-2 to its receptor on T cells, suppressing an immune response by inhibiting the proliferation of activated T cells.

Positive results from a Phase II trial of daclizumab in moderate-to-severe persistent asthma were reported in March 2004 at the American Academy of Allergy, Asthma & Immunology meeting. This Phase II randomized, double blind, placebo controlled clinical trial treated 115 patients who suffer from chronic, persistent asthma and whose disease is not well controlled with high doses of inhaled corticosteroids. We reported that statistically significant treatment differences (p=0.05) were observed in treatment period one for the primary endpoint, which was the percent change in FEV1 (Forced Expiratory Volume in one second) from baseline to 12 weeks, or day 84. Secondary clinical endpoints also supported these findings. Treatment with daclizumab was generally well tolerated. We expect that the next trial of daclizumab in asthma will be a single-dose, Phase I clinical trial in healthy volunteers, intended to gather additional experience with the PDL-manufactured subcutaneous formulation of daclizumab. This single-dose subcutaneous study should begin in the first quarter of 2005. This single-dose trial is expected to be followed by a multiple-dose Phase I study. We anticipate that a subsequent Phase IIb clinical trial in moderate-to-severe persistent asthma could begin in the first quarter of 2006.

In a pilot study conducted in 2002 and 2003 through the National Institutes of Health, daclizumab was evaluated in combination with interferon-beta therapy in patients with relapsing remitting MS who had partially or completely failed to respond to interferon-beta therapy. In that study, daclizumab was well tolerated and led to a greater than 75% reduction in inflammatory activity in the majority of patients, as measured by reduction in contrast enhanced MRI-scanned lesions. We believe that the resources and market expertise of a collaborative partner experienced in MS could facilitate the late-stage development and marketing of daclizumab in this indication. Consequently, we are seeking to establish a collaboration with such a partner for development of daclizumab in MS. A PDL-sponsored Phase II study of daclizumab in MS is expected to be initiated in the first quarter of 2005.

We evaluated daclizumab in a Phase II clinical study in patients with moderate-to-severe ulcerative colitis. This randomized, placebo controlled Phase II clinical trial enrolled approximately 150 patients. In May 2004, we reported that daclizumab did not meet primary or secondary endpoints in the study, and that we do not plan further development of daclizumab in ulcerative colitis.

M200 (volociximab, anti-α5β1 integrin antibody).  Our anti-α5β1 integrin chimeric antibody program, M200, is in Phase II clinical studies for advanced solid tumors. M200 is a direct anti-endothelial cell antibody that inhibits angiogenesis. Agents that inhibit angiogenesis are intended to block formation of blood vessels in tumors, thereby leading to slower tumor growth, cell death or inhibition of metastasis. M200 targets the activated subset of endothelial cells. These activated cells are found in the lining of blood vessels undergoing angiogenesis, and by inhibiting the binding of fibronectin to α5β1 integrin receptors, angiogenesis is inhibited. In vitro studies have shown that the antibody inhibits angiogenesis, including vessel formation induced by vascular endothelial growth factor (VEGF), basic fibroblast growth factor (bFGF), as well as other pro-angiogenic growth factors. As a result, the antibody may prove effective in treating tumors in which one or more growth factors contribute to angiogenesis.

In September 2004, we presented interim clinical data from the Phase I study of M200. In the Phase I trial, 16 men and women between the ages of 29 and 81 (mean 58 years) with various solid tumor types refractory to standard therapy had been enrolled. Tumor types included colorectal, melanoma, hepatic, pancreatic and non-small cell lung cancers. The study data showed that adverse events were generally mild to moderate in intensity and included fatigue, nausea, constipation, headache, and anorexia. There were no severe or serious adverse events that were dose limiting or considered by investigators to be related to M200. In addition, 10 of 15 evaluable patients had stable disease as their best response, and five of six patients treated at the highest dose level reported, 10 mg/kg, achieved stable disease. Four patients with stable disease after 5 doses of M200 in the Phase I study continued treatment with M200 in a Phase I extension study. Three of these patients maintained stable disease for greater than 16 weeks over the two studies.

We have initiated a series of open-label, Phase II clinical trials which are planned to study M200 in the treatment of renal, melanoma, pancreatic, and non-small cell lung cancers. The renal cell carcinoma study initiated in January 2005 is a single agent trial, while the studies in the other three malignancies will be combination studies with standard therapy.

HuZAF™ (fontolizumab, anti-gamma interferon).  Fontolizumab targets gamma interferon, a protein that stimulates several types of white blood cells and that has been shown by academic researchers to play a role in certain autoimmune diseases.

This humanized antibody has completed two Phase II studies in a total of approximately 329 patients with Crohn’s disease, a form of inflammatory bowel disease. These two randomized, placebo controlled, double blind Phase II trials were designed to better define the activity of this antibody in Crohn’s disease. The first trial explored an initial intravenous dose of fontolizumab given as 1 mg/kg or 4 mg/kg, followed by additional lower subcutaneous doses. In the second trial, patients received up to two intravenous doses of fontolizumab given at 4 mg/kg or 10 mg/kg. In March 2004, we reported results of these two trials of HuZAF in Crohn’s disease. The primary endpoint for both trials was the response to the initial intravenous dose. HuZAF did not meet the primary endpoint in either trial following administration of a single intravenous dose. We did, however, in subset analysis of C-Reactive Protein (CRP)-elevated patients, identify very strong signals of activity. Based on the recent success of our pipeline and the allocation of resources to higher priority programs, we currently are seeking to partner HuZAF before initiating additional development in Crohn’s disease or other autoimmune indications, such as systemic lupus and rheumatoid arthritis.

Business and Commercialization Strategy

Our current business and commercialization strategy is to transition from a company dependent on licensing activities, development arrangements, humanization services and royalties as the primary source of revenues to a commercial enterprise that derives the majority of its revenues from sales of its proprietary products.

Our most advanced clinical-stage programs are Nuvion (visilizumab) antibody product for potential treatment of intravenous steroid-refractory ulcerative colitis (IVSR-UC), and daclizumab (Zenapax) humanized antibody for potential treatment of moderate-to-severe asthma. Additionally, in 2003, we reacquired rights from Roche to market and manufacture daclizumab in indications other than transplantation, and we obtained an option to acquire rights to daclizumab in transplant indications, marketed as Zenapax, by no later than 2007. We believe that the market potential for daclizumab could be expanded beyond the current approved indication in renal transplantation through potential development of this already-marketed antibody in other autoimmune or inflammatory disease indications, such as asthma and MS. In September 2004, we completed an agreement with Roche for the joint development and commercialization of daclizumab for the treatment of asthma and related respiratory diseases. We received a $17.5 million upfront payment and may receive up to $187.5 million in milestone payments for successful further development and commercialization of daclizumab. Roche and PDL will globally co-develop daclizumab in asthma, equally share development expenses and co-promote the product in the United States. Outside of the United States, we will receive royalties on net sales of the product in asthma and related respiratory diseases.

We believe that our current clinical development programs address areas of significant unmet medical need that could, at least in North America, effectively be serviced with a modest-sized sales force of between 80 to 125 representatives. If our programs are successful in later stage trials, and subsequently gain regulatory approval for therapeutic use in the United States and Canada, our goal is to create a North American hospital-focused sales and marketing operation related to our core therapeutic focus in inflammatory bowel disease by 2007. Prior to that time, we expect to develop a small PDL sales and marketing capability in transplantation in connection with the anticipated reversion of rights to manufacture and market Zenapax, and we believe such infrastructure would be complementary to our potential marketing needs as they relate to Nuvion for ulcerative colitis. In the event the ESP Pharma transaction is completed, we believe the integration of this sales and marketing capability with ESP Pharma’s in-line marketing and sales team will help to enable a successful commercialization following the reversion of Zenapax transplant rights to PDL.

We have partnered with Roche for the joint development and commercialization of daclizumab for the treatment of asthma and related respiratory diseases. We retain worldwide rights to each of the other products we are currently developing. While our goal is to market our products in North America, for all our products in development, we may out-license rights, even within the United States, to other biotechnology or pharmaceutical companies with respect to certain indications requiring specific expertise or large development and marketing efforts, such as MS or some oncology indications. For example, we have partnered with Roche for the joint development and commercialization of daclizumab in asthma. We retain worldwide rights to each of the other products we are currently developing. We may receive upfront fees, milestone payments or other types of funding under these arrangements, in addition to possible royalties or other profit-sharing rights on any product sales by such marketing partners.

Current Sources of Revenue

Royalties.  We license our patents covering numerous humanized antibodies in return for license fees, annual maintenance payments and royalties on product sales. Eight of the nine humanized antibodies currently approved by the FDA are licensed under our patents and seven of these licensed products generated royalties to PDL that were recognized in 2004: Genentech’s Herceptin, Xolair; Raptiva and Avastin; MedImmune’s Synagis; Wyeth’s Mylotarg; and Roche’s Zenapax. Combined annual worldwide sales of these products exceeded $2.9 billion in 2004. Additionally, Elan entered into a license under our patents for the Tysabri antibody product, which was approved by the FDA in November 2004. As royalty revenue is recognized one quarter following the quarter in which sales occurred, we expect to receive royalties on sales of Tysabri beginning in the first quarter of 2005.

Patent licensing, humanization agreements and outlicensing.  We have patent license or patent rights agreements with numerous other companies for humanized antibodies they are developing, and we will seek to enter into additional agreements on an ongoing basis.

We humanize antibodies for other companies in return for upfront fees, milestone payments and royalties on any product sales. In some cases, we also receive the right to co-promote these products in designated territories.

In addition, we are seeking to out-license marketing rights for certain antibodies in some geographical areas to other biotechnology or pharmaceutical companies, and may receive upfront fees, milestone payments and/or other types of funding, in addition to possible royalties or other profit sharing arrangements on any product sales by our licensees.

Agreement to Acquire ESP Pharma

In January 2005, we entered into a definitive agreement with ESP Pharma, a privately held, hospital-focused pharmaceutical company, under which PDL will acquire ESP Pharma for $300 million in cash and approximately $175 million in PDL common stock, or an aggregate value of approximately $475 million, plus the assumption of net debt of approximately $14 million. On February 1, 2005, PDL and ESP Pharma agreed to increase the purchase price by $25 million in cash in connection with ESP Pharma’s agreement to acquire Retavase from Centocor.

ESP Pharma has a hospital-focused sales force committed to the acute-care setting. ESP Pharma has grown its sales force from 22 as of September 2002 to 66 field representatives as of January 2005 and intends to employ approximately 85 representatives by the end of 2005. The current sales team allows ESP Pharma to market to approximately 800 hospitals in the U.S. Once inside the hospitals, the ESP Pharma sales force focuses on the Cardiac, Neurological and Intensive Care Unit, or ICU, sections. For the nine months ended September 30, 2004, unaudited net sales and EBITDA (before nonrecurring expenses) for ESP Pharma were approximately $68 million and $19.5 million, respectively.

ESP Pharma has actively pursued a strategy for identifying, acquiring and maximizing the potential of approved and late-stage development specialty therapeutics. ESP Pharma began operations in May 2002 when it acquired the U.S. rights to four cardiovascular products from Wyeth: Cardene IV, Sectral, Tenex and Ismo. The key product of the acquisition was Cardene IV, a patented drug that is the only U.S.-approved intravenous calcium channel blocker indicated for the treatment of hypertension. Sectral, Tenex, and Ismo are “off-patent brands” which are cash flow positive despite no active promotion.

In 2003, ESP Pharma acquired the following marketed products:

•                  worldwide rights (excluding Australia) to IV Busulfex, an acute care oncology drug, from Orphan Medical; and

•                  worldwide marketing rights for an antibiotic, declomycin, from Wyeth.

ESP Pharma’s sales force concentrates its efforts on Cardene IV and IV Busulfex, which was re-launched in September 2003. Currently, ESP Pharma does not have and is not expected to have a dedicated sales force to sell or market declomycin or its other off-patent brands.

Cardene IV.  Cardene IV is the only branded, U.S.-approved dihydropyridine class calcium channel blocker delivered intravenously that is indicated for treating hypertension. Cardene IV is approved for short-term treatment of hypertension when oral therapy is not feasible or desirable. The product is patent protected through November 2009. This patent is a process patent which protects the active ingredient, Nicardipine Hydrochloride, being used in injectable form.

Based on recent estimates, up to 75% of surgical patients develop hypertension during or following surgery. Patients receive Cardene IV to reduce high blood pressure during or after surgery. Competing products also reduce blood pressure, but are either not as effective in stabilizing blood pressure predictably, or are more toxic than Cardene IV. The primary driver in future growth of Cardene IV will be the effective marketing to approximately 800 currently targeted hospitals in the United States plus potential new specialty dosing formulations and indications.

Cardene IV is currently manufactured by Baxter Healthcare under a long-term toll manufacturing agreement. Nicardipine, the active pharmaceutical ingredient (API) for Cardene IV, is purchased from Roche Palo Alto, LLC (formerly Syntex Pharmaceuticals, a subsidiary of Roche Pharmaceuticals) under a Sublicense and Supply Agreement.

IV Busulfex.  ESP Pharma acquired IV Busulfex from Orphan Medical in June 2003 for $29.3 million, plus the purchase of existing inventory. IV Busulfex, an IV formulation of Busulfan, is a chemotherapeutic agent used as part of a conditioning regimen prior to bone marrow transplantation. IV Busulfex suppresses the immune system so the patient does not reject bone marrow grafts. Furthermore, it provides antitumor effect to eradicate residual malignancy, ablation of the bone marrow to make space for the new source of stem cells and to provide immunosuppression to prevent graft rejection. It is indicated for use in combination with cyclophosphamide as a conditioning regimen prior to allogeneic hematopoietic progenitor cell transplantation for chronic myelogenous leukemia. Its U.S. patent expires in 2015. IV Busulfex competes with other unapproved conditioning regiments including oral busulfan tablets, which are cumbersome in their dosing and have a slower onset of action compared to IV Busulfex.

Currently, approximately 75% of sales are in the United States and Canada. ESP Pharma launched IV Busulfex in Europe in the 4th quarter of 2003 through its marketing partner, Pierre Fabre. In Japan, IV Busulfex is in the approval process and is expected to be launched via Kirin Pharmaceuticals in early 2005.

Retavase.  ESP Pharma and PDL have amended the definitive merger agreement to increase the purchase price by $25 million in connection with ESP Pharma’s agreement to acquire certain rights to Retavase from Centocor, a biopharmaceutical operating company of Johnson & Johnson. The Retavase product currently is marketed by Scios, another Johnson & Johnson company. The acquisition price for the product from Centocor is $110 million, representing approximately two times net 2004 product sales. Milestone payments of up to $45 million will be made if additional conditions relating to ongoing clinical trials and manufacturing arrangements are satisfied. ESP Pharma’s acquisition of Retavase includes U.S. and Canadian distribution, manufacturing and marketing rights, all relevant intellectual property and approximately two years supply of inventory plus certain manufacturing equipment.

First introduced into the U.S. market in 1997, Retavase belongs to the fibrinolytic or thrombolytic class of pharmaceutical agents used in the acute-care setting to dissolve coronary blood clots and improve blood flow in AMI patients. Each year, in the United States, more than one million people suffer AMI.

Retavase is indicated for use in the management of AMI in adults for the improvement of ventricular function following AMI, the reduction of the incidence of congestive heart failure, and the reduction of mortality associated with AMI. The product can be administered within a 30-minute time window by a double-bolus injection without dose adjustment for patient weight compared to other thrombolytics requiring longer duration intravenous infusions or dosing adjustments based on weight.

Off-Patent Brands

In May 2002, along with the acquisition of Cardene IV, ESP Pharma acquired three off-patent branded orally delivered drugs: Tenex, Sectral and Ismo. These have a 90% substitution rate, which means for every 10 prescriptions written for the brand, nine are filled with generics. However, 38 states have “Dispense as Written” laws which preclude pharmacists from substituting generics for brands if the prescribing doctor specifies a brand name. Average prices for these three products are approximately 6 to 7 times greater than their generic competitors. A summary description of these products and their approved indications is as follows:

•                  Tenex is a centrally-acting alpha-blocking agent for use in the treatment of hypertension.

•                  Sectral is a cardioselective beta-blocker for the treatment of hypertension and ventricular arrhythmia.

•                  Ismo is a long-acting nitrate for the treatment of angina pectoris due to coronary artery disease.

ESP Pharma has increased sales by using selective price increases to offset declining unit volumes.

Declomycin.  Declomycin is an antibiotic that was approved in the late 1970s and, since the late 1990s, has been indicated for treatment of Rocky Mountain spotted fever, certain types of pneumonia, anthrax, and other bacterial based infections; however, it also suppresses a hormone that prevents urination. Currently, lithium is the only other drug that has shown efficacy in treating this, but has numerous side effects severely limiting its use. During the second quarter of 2004, Impax Laboratories, Inc.’s (Impax) Abbreviated New Drug Application, or ANDA, to manufacture and distribute a generic form of declomycin was approved by the FDA. Impax began selling this generic product in the third quarter of 2004. ESP Pharma also is aware that Barr Laboratories has submitted an ANDA also to begin manufacturing and distributing another generic form of declomycin.

As part of ESP Pharma’s strategic response, an agreement was finalized in June 2004 with Stiefel Laboratories, Inc. to sell a generic version of declomycin through its Glades Pharmaceutical division (Glades). As part of the arrangement, ESP Pharma will realize profit in the sale of brand product to this authorized generic distributor (AGD), plus share in the gross profit of generic Demeclocycline sold through Glades’ distribution channel, as defined. In September 2004, Glades ordered declomycin from ESP Pharma.

ESP Pharma’s Operations

Customers.  ESP Pharma’s products are sold through wholesale distributors to roughly 800 hospitals. ESP Pharma’s sales force consists of 8 sales managers and 66 representatives in the field. The field representatives focus primarily on approximately 800 hospitals across the United States.

Facilities.  ESP Pharma maintains leased offices consisting of approximately 23,000 square feet for administrative and sales purposes in Edison, New Jersey. Specialty Pharmaceutical Services (formerly Cord), a subsidiary of Cardinal Health (Specialty Pharmaceutical), handles a number of tasks for ESP Pharma including: warehousing, distribution, receiving orders from customers, invoicing and collection of receivables. All inventory is shipped directly from Specialty Pharmaceutical's third-party warehouse located in Tennessee.

PDL’S Technology

Antibody Background Information

Antibodies are protective proteins released by the immune system’s B cells, a type of white blood cell, in response to the presence of a foreign substance in the body, such as a virus, or due to an irregular autoimmune response. B cells produce millions of different kinds of antibodies, which have slightly different shapes that enable them to bind and, as a result, inactivate different targets. Antibodies that have identical molecular structure that bind to a specific target are called monoclonal antibodies.

Typically, mice have been used to produce monoclonal antibodies to a wide range of targets, including targets to which the human body does not normally produce antibodies. Specifically, many mouse antibodies have been developed as potential therapeutics to inhibit immune function, destroy cancer cells or neutralize viruses.

Although mouse monoclonal antibodies are relatively easy to generate, they have significant drawbacks as therapeutics. Mouse antibodies have a relatively short half-life in human patients,

requiring them to be administered frequently. In addition, mouse antibodies are not adapted to work effectively with the human immune system and therefore often have limited ability to destroy the target, such as cancer cells. Most importantly, when injected into humans, a mouse antibody is usually recognized by the body’s immune system as foreign. The immune system therefore responds with a human anti-mouse antibody, or HAMA, response, which rapidly neutralizes the mouse antibody and renders it ineffective for further therapy. These problems have largely prevented mouse antibodies from fulfilling their promise as therapeutics.

More recently, improved forms of antibodies, such as humanized, human and chimeric antibodies, have been developed using recombinant DNA and other technologies. These new antibodies can minimize or avoid many of the problems associated with mouse antibodies and have led to a resurgence of interest in antibody therapeutics by the pharmaceutical and biotechnology industries. As a result of these advances, many monoclonal antibodies are now progressing into clinical trials. In particular, we are aware of approximately 40 humanized antibodies in clinical trials, including several antibodies addressing large markets. Fifteen human, humanized or chimeric antibodies have already been approved for marketing by the FDA, of which eight are humanized and licensed under our patents.

Our Antibody Technology Platform

Our proprietary antibody technology platform has positioned us as a leader in the development of therapeutic antibodies that overcome many of the problems associated with mouse antibodies. Using our patented approach, “humanized” antibodies are designed to retain biological activity of mouse antibodies while incorporating human-like traits, which enhance the utility of such antibodies for human therapeutic use. Clinical trials and preclinical studies have shown that our humanized antibodies have the desired human-like antibody characteristics, low immunogenicity and a usefully long half-life, coupled with the important target binding activity of a mouse derived antibody.

Every antibody contains two regions: a variable domain that binds to the target antigen and a constant domain that interacts with other portions of the immune system. The variable domain is composed of complementarity determining regions (CDRs) that directly bind to the target antigen and the framework region that holds CDRs in position and helps maintain their required shape. Researchers have used genetic engineering to construct humanized antibodies that consist of CDRs from a mouse antibody with the framework region and constant domain from a human antibody. However, when CDRs from the mouse antibody are combined with the framework of the human antibody, the human framework often distorts the shape of transferred CDRs so they no longer bind well to the target. Therefore, it is usually necessary to substitute one or more amino acids from the mouse antibody into the framework of the humanized antibody for it to maintain the binding ability of the mouse antibody.

Our antibody technology platform creates a humanized antibody designed by using our proprietary software to guide the choice of substitutions of amino acids from the original mouse antibody into the human antibody framework, based on structural information derived from the original mouse antibody. The construction of a humanized antibody starts with the identification of a mouse antibody that has demonstrated favorable results in laboratory, animal or human studies. A model of the mouse antibody is generated using proprietary computer modeling software that predicts the shapes of antibodies and eliminates the need for more time-consuming laboratory techniques. The resulting model is carefully analyzed to identify the key amino acids in the framework most responsible for maintaining the shape of CDRs. Software we developed as well as the experience of our computational chemists is important in this analysis. These key mouse amino acids are substituted into the human antibody framework along with mouse CDRs in order to maintain their ability to bind well to the target. The resulting humanized antibody retains most or all of the binding ability of the mouse antibody, but typically is between 85% and 95% human.

Our Research

Our research efforts are focused on creating and developing humanized antibodies for the treatment of autoimmune diseases, inflammatory conditions and cancer. Following our acquisition of Eos in April 2003, we significantly restructured and redefined our research to combine the target and biology expertise of Eos with the advanced protein engineering skills of PDL, with the aim of generating an average of one new antibody IND candidate per year after 2004. We have significant research activities aimed at the discovery of new antibodies and utilize various state-of-the-art research tools intended to optimize the efficiency of antibodies that may be useful for the treatment of certain diseases. These activities are intended to provide antibody product candidates for further preclinical and clinical development in our core disease areas. We use a variety of sophisticated methods to discover these targets. In addition, we have obtained or in-licensed targets, or rights to targets or antibodies, through collaborative research agreements, from academic institutions or other biotechnology or pharmaceutical companies. We may in-license rights to additional targets or antibodies in the future.

We are also engaged in efforts to validate targets that result from our own discovery efforts, our collaborations and in-licensing, which include evaluating antibodies against these targets in a number of different in vitro and in vivo assays. The purpose of these validation activities is to determine which antibodies have sufficiently potent biological activities for us to humanize them using our proprietary technology and subsequently enter them into preclinical testing and clinical development.

We conduct additional research activities intended to improve the general characteristics of antibodies that are used as human therapeutics. As examples, we are examining factors which influence the interaction of antibodies with other components of the human immune system and factors which influence the duration of circulation of antibodies in humans, with the aim of engineering antibodies with even more favorable biological characteristics.

Our Antibody Manufacturing

Antibodies for use as human therapeutics are generally manufactured through the culture of mammalian cell lines, which produce the antibodies. We maintain facilities and personnel in California and Minnesota for the production and characterization of such cell lines. We also engage in process development activities intended to improve the productivity and other characteristics of such cell lines. We believe our knowledge and capabilities in this area provide a significant degree of competitive advantage over those companies that currently lack such fully integrated operations. In particular, we have more than a decade of manufacturing experience based upon a serum-free and protein-free production process, and we believe that this approach is a significant competitive advantage.

We manufacture antibodies for use as clinical trial material in an approximately 45,000 square-foot manufacturing facility in Plymouth, Minnesota, which we have leased since 1992. We currently manufacture Nuvion, fontolizumab and other preclinical antibodies in that facility. We renovated this facility in 2002 and early 2003 to make it potentially licensable by regulatory agencies in the United States and other countries for supply of commercial antibodies. We resumed manufacturing of antibodies in the first half of 2003. Our current plans are to reduce or close operations in this facility in 2006.

We are validating a new commercial manufacturing facility in Brooklyn Park, Minnesota, approximately nine miles from our Plymouth location. Physical construction of our approximately 22,000-liter capacity manufacturing facility was completed in December 2004. We currently expect to be able to produce antibodies for clinical use from this facility by 2006 and for commercial sale in 2007. Antibodies currently in our clinical stage pipeline that may be made in this facility include Nuvion, fontolizumab, daclizumab and volociximab, the anti-α5β1integrin antibody.

Humanization and Patent Licensing Rights Agreements

We have entered into patent license agreements with numerous companies that are independently developing humanized antibodies, including Abbott Laboratories, Biogen Idec, Celltech, Chugai, Elan, Genentech, Medarex, MedImmune, Merck KGaA, Millenium Pharmaceuticals, Morphotek, Sankyo, Seattle Genetics, and Wyeth. In each license agreement, we granted a worldwide, exclusive or nonexclusive license under our patents to the other company for antibodies to a specific target antigen. In general, we received an upfront licensing fee, and rights to receive annual maintenance fees and royalties on any product sales. Under some of these agreements, we also may receive milestone payments. In addition, we have entered into patent rights agreements with Celltech, Genentech, GlaxoSmithKline, MedImmune, Millennium Pharmaceuticals and Tanox. Under these agreements, licensees currently purchase a research license, in exchange for an upfront fee, and a right to obtain, in exchange for consideration separate from the upfront fee, patent licenses for commercial purposes for a specified number of target antigens. Our patent rights agreements with Celltech, Genentech and Morphotek also give us rights to purchase licenses under certain of their patents. We have also entered into agreements to use our technology to humanize antibodies for other companies, including Ajinomoto, Fujisawa Pharmaceuticals, Eli Lilly, InterMune Pharmaceuticals, Mochida Pharmaceutical, Progenics Pharmaceuticals, Teijin, Wyeth and Yamanouchi Pharmaceutical. In general, we received an upfront licensing fee, and rights to receive additional payments upon the achievement of certain milestones and royalties on any product sales.

We continue to pursue discussions with companies involved in antibody research and development and may enter into additional patent license, patent rights and humanization agreements from time to time.

Manufacturing and Facilities

We manufacture our products for clinical development, other than M200. M200 is currently supplied by ICOS Corporation as part of a manufacturing agreement related to our 2003 acquisition of Eos Biotechnology, Inc. However, we intend to change over from ICOS supply to our own supply as soon as is reasonably practicable, subject to regulatory and physical constraints.

We intend to continue to manufacture our potential products for use in preclinical and clinical trials, and to manufacture products for commercial use by 2007. We expect to use our manufacturing facilities in accordance with standard procedures that comply with appropriate regulatory standards.

We own two buildings comprising approximately 92,000 square feet of research and development and general office space in Fremont, California. As of September 30, 2004, we have a mortgage of approximately $8 million on these facilities. In addition, we lease approximately 100,000 square feet of adjacent research and development and general office space in Fremont, California. Our lease terms for these facilities will expire on December 31, 2006 and February 28, 2007.

In Plymouth, Minnesota, we lease a total of approximately 75,000 square feet of manufacturing, laboratory and office space in three separate buildings. The lease terms will expire on February 28, 2009, subject to our option to extend the lease for an additional five-year term. In March 2002, we purchased approximately 29 acres in Brooklyn Park, Minnesota and have built a new commercial manufacturing plant on this property that is currently being validated. In January 2005, we entered into an agreement to purchase approximately 6 acres adjacent to our existing Brooklyn Park facility to permit further expansion of our existing site if we deem this necessary in the future.

In Paris, France, we lease approximately 600 square feet of general office space. The lease term will expire on August 12, 2013.

In Menlo Park, California, we lease approximately 1,600 square feet of general office space. The lease term will expire on March 31, 2005.

We may obtain additional research and development and general office space in the future and may lease or acquire additional space as required.

Patents and Proprietary Technology

We have been issued patents in the United States, Europe and Japan, which we believe cover many humanized antibodies. Some of these patents also cover other aspects of our antibody technology platform. We have filed similar patent applications in other countries. Our U.S. humanization patents, known generally as the Queen, et. al. patents, expire in 2014.

Our two humanization patents issued by the European Patent Office apply in the United Kingdom, Germany, France, Italy and 17 other European countries. The European Patent Office procedures provide for an opposition period in which other parties may submit arguments as to why a patent was incorrectly granted and should be withdrawn or limited. Eighteen notices of opposition to our first European patent were filed during the opposition period for the patent, including oppositions by major pharmaceutical and biotechnology companies. Five opponents, including Genentech, have withdrawn from the opposition proceedings.

At an oral hearing in March 2000, the Opposition Division of the European Patent Office decided to revoke the broad claims in our first European patent. We subsequently appealed the Opposition Division’s decision to the Technical Board of Appeal at the European Patent Office. In November 2003, the Technical Board of Appeal upheld our appeal and set aside the Opposition Division’s initial decision. The Board of Appeal ordered that certain claims be remitted to the Opposition Division for further prosecution and consideration of issues of patentability (novelty, enablement and inventive step). The claims remitted by the Board of Appeal cover the production of humanized antibody light chains that contain amino acid substitutions made under our antibody humanization technology. Regardless of the Opposition Division’s decision on these claims, such decision could be subject to further appeals. We believe that such claims, if upheld by the Opposition Division, would cover the production of many humanized antibodies.

At an oral hearing in February 2005, the Opposition Division of the European Patent Office decided to revoke the claims in our second European antibody humanization patent. The Opposition Division based its decision on formal issues and did not consider substantive issues of patentablility. We plan to appeal the decision to the Technical Board of Appeal at the European Patent Office. The appeal will suspend the legal effect of the decision of the Opposition Division during the appeal process, which is likely to take several years.

In regard to our Japanese humanization patent, in December 2004, the Japanese Supreme Court denied our petition for review of the Tokyo High Court decision upholding revocation of the patent by the Japanese Patent Office. The Japanese Supreme Court decision concludes the proceedings in the matter and the Japanese Patent Office decision to revoke our patent is final.

In October 2004, the Japanese Patent Office issued a patent to our first divisional humanization patent application. The Japanese Patent No. 3604058 claims a method of producing a humanized immunoglobulin specifically reactive with the human IL-2 receptor and the composition of matter directed to Zenapax (daclizumab).

There are two additional divisional patent applications pending before the Japanese Patent Office with respect to our humanization technology.

We intend to vigorously defend our patents in these proceedings. We may not prevail in the opposition proceedings or any litigation contesting the validity of these patents. If the outcome of the opposition proceedings or any litigation involving our antibody humanization patents were to be unfavorable, our ability to collect royalties on existing licensed products and to license our patents relating to humanized antibodies may be materially harmed.

In addition to seeking the protection of patents and licenses, we also rely upon trade secrets, know-how and continuing technological innovation, which we seek to protect, in part, by confidentiality agreements with employees, consultants, suppliers and licensees. If these agreements are not honored, we might not have adequate remedies for any breach. Additionally, our trade secrets might otherwise become known or patented by our competitors.

Our success depends significantly on our ability to obtain and maintain patent protection for our products and technologies, to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties. While we file and prosecute patent applications to protect our inventions, our pending patent applications may not result in the issuance of valid patents or our issued patents may not provide competitive advantages. Also, our patent protection may not prevent others from developing competitive products using related or other technology.

A number of companies, universities and research institutions have filed patent applications or received patents in the areas of antibodies and other fields relating to our programs. Some of these applications or patents may be competitive with our applications or contain material that could prevent the issuance of patents to us or result in a significant reduction in the scope of our issued patents. Additionally, other companies, universities and research institutions may obtain patents that could limit our ability to use, import, manufacture, market or sell our products or impair our competitive position. As a result, we might be required to obtain licenses from others before we could continue using, importing, manufacturing, marketing, or selling our products. We may not be able to obtain required licenses on terms acceptable to us, if at all. If we do not obtain required licenses, we may encounter significant delays in product development while we redesign potentially infringing products or methods or may not be able to market our products at all.

The scope, enforceability and effective term of patents issued to companies, universities and research institutions can be highly uncertain and often involve complex legal and factual questions. No consistent policy has emerged regarding the breadth of claims in biotechnology patents, so that even issued patents may later be modified or revoked by the relevant patent authorities or courts. Moreover, the issuance of a patent in one country does not assure the issuance of a patent with similar claims in another country, and claim interpretation and infringement laws vary among countries, so we are unable to predict the extent of patent protection in any country. We cannot assure you that the patents we obtain or the unpatented proprietary technology we hold will afford us significant commercial protection.